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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HIRERIGHT, INC.

        The undersigned, Eric J. Boden, hereby certifies that:

        FIRST:    He is the duly elected and acting President and Chief Executive Officer of HireRight, Inc., a Delaware corporation.

        SECOND:    The Certificate of Incorporation of said corporation was originally filed in the office of the Secretary of the State of Delaware on July 10, 2007.

        THIRD:    The Certificate of Incorporation of said corporation, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        The name of the corporation is HireRight, Inc. (the "Corporation").

ARTICLE II

        The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

        The address of the Corporation's registered office in the State of Delaware and the County of Kent is 32 W. Loockerman Street, Suite 201, Dover, Delaware, 19904. The name of the registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE IV

        The total number of shares of stock that the Corporation shall have authority to issue is 110,000,000, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.

        A.    The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation and shall be entitled to one vote for each share thereof held of record.

        B.    The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series, without further stockholder approval. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Delaware Secretary of State a certificate setting forth the resolutions so adopted pursuant to the Delaware General Corporation Law (the "DGCL"), to establish the number of shares to be included in each such series and to fix the designation and relative powers, including voting powers, preferences, rights, qualifications and limitations and restrictions thereof, relating to the shares of each such series. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock.

The board of directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

            (i)  the distinctive serial designation of such series and the number of shares constituting such series;

           (ii)  the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

          (iii)  whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (iv)  the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

           (v)  whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (vi)  whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

         (vii)  the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

        (viii)  any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE V

        The board of directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring each year. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected and who are holding such offices as of the date this Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware. At the annual meeting of stockholders in 2008, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the annual meeting of stockholders in 2009, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the annual meeting of stockholders in 2010, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting of stockholders. In case of any vacancies in the board of directors, by reason of an increase in the number of directors or for any other reason, subject to the rights of the holders of any series of Preferred Stock then outstanding, each such vacancy shall only be filled by an additional director elected by a majority of the directors then in office, even though less than a quorum of the board of directors, to serve until the end of the term he or she is elected to fill and until his or her successor shall have been elected and qualified in the class to which such director is assigned and for the term or remainder of the term of such class. Directors shall continue in office until others are elected and qualified in their stead. When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible. No decrease in the number of directors shall shorten the term of any incumbent director.

        Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, any director or all the directors of a single class (but not the entire board of directors) of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock of the Corporation then outstanding shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

        Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except with respect to the right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.

        Notwithstanding any other provision hereof, any provision of this Article V may not be altered, amended or repealed, in whole or in part, except by the board of directors of the Corporation or by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Corporation.

ARTICLE VI

        No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting unless the action to be taken has been earlier approved by the board of directors of the Corporation. The power of stockholders to consent in writing or by electronic transmission, without a meeting, to the taking of any action other than as specified in this Article VI is specifically denied.

        Notwithstanding any other provision hereof, this Article VI may not be altered, amended or repealed, in whole or in part, except by the board of directors of the Corporation or by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Corporation.

ARTICLE VII

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

        The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

        If and to the extent that the Corporation may from time to time be or become subject to certain provisions of the California General Corporation Law (the "CGCL") pursuant to operation of Section 2115 thereof, then, as authorized by Section 317(g) of CGCL, for the duration of any such period, the Corporation is authorized to indemnify officers, directors, employees, and agents of this Corporation (and any other person to which applicable law permits this Corporation to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the CGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory).

        Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

* * *

        FIFTH:    This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and the stockholders of said corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, HireRight, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this    day of                        , 2007.

Eric J. Boden President and Chief Executive Officer

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HIRERIGHT, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX